Kunekt Files Trademark Applications with U.S. Patent and Trademark Office

HONG KONG, January 28, 2011 - Kunekt Corporation (OTCQB: KNKT), creator of the Kunekt global brand of affordably priced, quality mobile devices, primarily smartphones and tablets, today announced that it has filed three trademark applications with the United States Trademark and Patent Office.

Kunekt has applied for trademarks for:

- KRUZE, a line of smartphones;
- KROME, a line of mobile phones; and
- KRUSH, a line of handheld wireless devices.

"After the upcoming opening of our sales office in Shenzhen, China, we will begin marketing Kunekt affordably priced mobile devices in China, India and other developed and developing countries," said Mark Bruk, president of Kunekt, "in our initial campaign to launch a quality brand of mobile devices."

The trademark-application filing comes on the heels of Kunekt's signing of definitive agreements with AMS-INT ASIA LTD. ("AMS"), Hong Kong, to acquire 100% of the interests in the control and management of Guangzhou Xingwei Communications Technology Ltd. Inc. ("Xingwei"), Guangzhou, China, a mobile phone design company, and Beijing Yiyueqiji Science and Technology Development Ltd. Inc. ("Yiyueqiji"), Beijing, China, an Android smartphone design company.

The combined companies will have a management with extensive experience, contacts and customers in the China, India and South-East Asia and other emerging markets. Kunekt will have immediate operational scale with operations in the US, Hong Kong and China.

About Kunekt
Kunekt Corp. (OTCQB: KNKT) is a U.S. publicly traded company focused on designing, building and marketing mobile phones as well as smartphones and tablets powered by Google's Android mobile operating system. The company's mission is to build a globally recognized brand in the mobile device market and deliver smart phones and tablets at prices that are a fraction of the industry leaders.

For more information about Kunekt and to sign up for email updates, visit www.kunekt.com and follow the company on Twitter and Facebook.

Investor Relations
Andrew J. Barwicki
Barwicki Investor Relations Inc.
Telephone: +1-877-4-KUNEKT (+1-877-458-6358)
Email: ir@kunekt.com

Public Relations/Media
Richard Stern
Stern & Co.
Telephone: +1-212-888-0044
Email: pr@kunekt.com

Digital Strategies
ProActive Capital Resources Group LLC
Telephone: +1-212-828-7373
Email: ds@kunekt.com

Forward-Looking Statements

This news release contains "forward-looking statements". Statements in this news release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, such as the following: (1) statements regarding the management and corporate structure of Kunekt upon closing of the definitive agreements with AMS; (2) statements that Kunekt will open a sales office in Shenzhen, China begin marketing affordably priced mobile devices in China, India and other developed and developing countries; (3) that Kunekt intends to launch a quality brand of mobile devices; and (4) that Kunekt will have immediate operational scale upon closing of the definitive agreements, with operations in the US, Hong Kong and China. It is important to note that actual outcomes and Kunekt's actual results could differ materially from those in such forward-looking statements. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (1) an inability of Kunekt to effectively break into the Chinese market; (2) a failure to close the definitive agreements; (3) an inability to evolve the businesses of the different companies into a singular group; (4) the ability of Kunekt to design, manufacture and market mobile phones, smartphones and/or tablets at all and at a price less than the industry leaders; (5) Kunekt's ability to remain competitive as other parties develop and release competitive products; (6) Kunekt 's ability to engage reliable companies to manufacture mobile phones, smartphones and tablets; (7) the ability of Kunekt to establish a recognized and/or global brand for its mobile phones, smartphones and tablets; (8) the success by Kunekt of the sales of its current and new products; (9) the impact of technology changes on Kunekt's products and on the industry; (10) general economic conditions as they affect Kunekt and its current and prospective customers, including a continued downturn in general economic conditions internationally; (11) the ability of Kunekt to control costs operating, general administrative and other expenses; and (12) insufficient investor interest in Kunekt's securities which may impact on its ability to raise additional financing as required.

Readers should also refer to the risk disclosures outlined in Kunekt's quarterly reports on Form 10-Q, annual reports on Form 10-K and Kunekt's other disclosure documents filed from time-to-time with the SEC at www.sec.gov and available on Kunekt's investor relations website at www.kunekt.com. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended October 31, 2010, which we expect to file with the SEC in January 2011.